EXHIBIT 99.01

Freedom Holding Corp. Agrees to Acquire Bank Kassa Nova

ALMATY, KAZAKHSTAN / ACCESSWIRE / August 3, 2020 / Freedom Holding Corp. (Nasdaq: FRHC) (the "Company") today announced that acting through Freedom Finance JSC, the Company has agreed to purchase Bank Kassa Nova JSC headquartered in Nur-Sultan, Kazakhstan. Each party has obtained corporate approval of the transaction. The transaction is also subject to approval by the Committee on Regulation of Natural Monopolies, Protection of Competition and Consumers of the Ministry of National Economy of the Republic of Kazakhstan and the Agency for Regulation and Development of the Financial Market of the Republic of Kazakhstan.

Bank Kassa Nova was established in 2009 and currently has nine branch offices across Kazakhstan. The bank’s common shares are owned by Fortebank JSC, a Kazakhstani bank, and its preferred shares owned by Bulat Utemuratov. At the completion of the transaction Bank Kassa Nova will be a wholly-owned subsidiary of Freedom Finance JSC. It is expected that the required conditions to closing will be completed by the end of the year.

The acquisition of Bank Kassa Nova is expected to enhance the financial services offerings of the Company in Kazakhstan where Freedom Finance JSC currently operates 16 retail brokerage offices serving Kazakhstani clientele. The bank acquisition is an extension of the Company’s successful strategy pioneered in Russia where the Company operates securities brokerage activities through IC Freedom Finance LLC in tandem with focused banking services provided by FFIN Bank LLC to provide a wide range of services to clients.

Additional information regarding the transaction is available in the Company’s current report on Form 8-K, which may be reviewed at: www.sec.gov.

About Freedom Holding Corp.

Freedom Holding Corp. is a financial services holding company conducting retail financial brokerage, investment counseling, securities trading, investment banking and underwriting services through its subsidiaries under the name of Freedom Finance in the Commonwealth of Independent States where it employs more than 1,500 persons. The Company is a professional participant in numerous securities exchanges including the Kazakhstan Stock Exchange, Astana International Exchange, Moscow Exchange, Saint-Petersburg Exchange, Republican Stock Exchange of Tashkent and Ukrainian Exchange. The Company is headquartered in Almaty, Kazakhstan, with executive office locations in Russia and the United States.

The Company's common shares are registered with the United States Securities and Exchange Commission and are traded in the United States on the Nasdaq Capital Market, operated by Nasdaq, Inc.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements. All forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business and regulatory risks and factors identified in the Company’s periodic and current reports filed with the Securities and Exchange Commission.  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

Website Disclosure

Freedom Holding Corp. intends to use its website, https://ir.freedomholdingcorp.com, as a means for disclosing material non-public information and fo

Contact: usoffice@freedomholdingcorp.com

SOURCE: Freedom Holding Corp.